Exhibit 10.2

THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of December 30, 2010 (together with any Exhibits hereto, the “Agreement”), is entered into by and among BreitBurn Energy Partners L.P. (“BreitBurn Partners”), BreitBurn Management Company, LLC (“BMC”), BreitBurn GP, LLC (“BBGP”), and Randall H. Breitenbach (the “Executive”).  As used herein, the term “Employer” shall be deemed to refer to BreitBurn Partners, BMC and/or BBGP, as the context requires, and the term “BreitBurn Entity” shall be deemed to refer to each Employer and its subsidiaries.

WHEREAS, the Executive, BMC and BBGP are currently parties to that certain Second Amended and Restated Employment Agreement, dated as of December 31, 2007, and as amended on December 30, 2008 (the “Prior Agreement”);

WHEREAS, the Executive and the Employer wish to amend and restate the terms of their employment and service relationship; and

WHEREAS, the Employer and the Executive wish to enter into this Third Amended and Restated Employment Agreement, in the capacities and on the terms set forth in this Agreement, and to supersede and replace in its entirety the Prior Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.           Definitions.  All capitalized terms not defined herein shall have the meanings set forth in Exhibit A hereto.

2.           Employment Period.  The Employer hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue such employment, subject to the terms and conditions of this Agreement, during the period (the “Employment Period”) beginning on December 30, 2010 (the “Commencement Date”) and ending on January 1, 2014 or such earlier date upon which the Executive’s employment is terminated as provided herein.  Provided that the Employment Period has not theretofore terminated, commencing on January 1, 2014 (and on each January 1 thereafter), the term of this Agreement shall automatically be extended for one additional year, unless at least ninety days prior to any such January 1, the Employer or the Executive gives written notice to the other party that it or he, as the case may be, does not wish to so extend the term of this Agreement.  Notwithstanding the foregoing, the Employment Period shall end on the Date of Termination; provided that if the date of the Executive’s Separation from Service is later than the Date of Termination and the Executive remains an employee of at least one Employer until the date of such Separation from Service, the Employment Period shall instead end on the date of such Separation from Service.

3.           Terms of Employment.

(a)           Position and Duties.

(i)           Position.  During the Employment Period, the Executive shall be employed as the President of the Employer.  The Executive shall also serve subsidiaries and affiliates of the Employer in such other capacities, in roles consistent with his position as President, in addition to the foregoing as the Employer shall designate, and the Executive shall have such other duties, responsibilities and authority as the Boards of Directors of BMC or BBGP, as applicable, (the “Board” or “Boards” as the context requires and “BBGP Board” for the Board of Directors of BBGP) may specify from time to time, in each case, in roles consistent with his position as President; provided that in all events the Executive shall hold similar position(s) with any general partner of BreitBurn Partners.  Subject to Section 3(a)(ii) and Section 6 below, in no event shall the Executive be entitled to any additional compensation (from the Employer or otherwise) for services rendered to BreitBurn Partners or any of its subsidiaries.  The Executive shall report directly to the Board.

(ii)           Exclusivity.  During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled under this Agreement, the Executive shall devote substantially full-time attention and time during normal business hours to the business and affairs of the BreitBurn Entities except as set forth in this Section 3(a)(ii).  During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) carry on other non-competitive business ventures with the consent of BBGP or its nominee (not to be unreasonably withheld), (B) serve on the boards or committees of such ventures or trade associations or civic or charitable organizations or to engage in activities with such entities, (C) deliver lectures, fulfill speaking engagements or teach at educational institutions, (D) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Employer in accordance with this Agreement and (E) serve as an officer or director of BreitBurn Energy Holdings LLC (“BEH”), any other general partner or any parent of the general partner of BreitBurn Energy Company L.P. (“BECLP”) or otherwise perform services for such entities, any of their subsidiaries or operations.  The Executive shall be entitled to retain all compensation attributable to activities permitted under this Section 3(a)(ii).

(iii)           Location.  The Executive’s services shall be performed at the headquarters of the Employer, and such location shall be in the Greater Los Angeles metropolitan area.  Notwithstanding the foregoing, the Employer may from time to time require the Executive to travel temporarily to other locations on the business of the Employer (and/or other BreitBurn Entities).

(iv)           Operation of the Business.  It is the Employer’s current intent to continue conducting its business in a manner that would not impede the attainment of the Performance Objectives applicable to any Convertible Performance Units granted to the Executive (the “CPUs”), provided that the parties acknowledge that any action or inaction by the Board (or any other person owing a fiduciary duty to the Employer) with respect to the conduct of the Employer’s business must be consistent with the Board’s or such person’s view of applicable fiduciary duties and law.  Accordingly, the Employer agrees that, provided that its actions and inactions are consistent with applicable fiduciary duties and law, the Employer shall not take any action (or permit any inaction) that materially impedes the attainment of the Performance Objectives applicable to the CPUs.  Notwithstanding the foregoing, nothing contained in this Section 3(a)(iv) nor any breach thereof shall create any right in the Executive (or any successor in interest to the Executive) to enjoin, preclude, constrain or otherwise interfere with any lawful action taken by or on behalf of the Employer, whether by injunction, restraining order, other equitable relief or otherwise or shall serve as the basis for any claim by the Executive for any punitive, consequential or incidental damages, and the Executive hereby agrees that his sole remedy for a breach of this Section 3(a)(iv) shall be limited to the payments and benefits to which he may be entitled under the terms of this Agreement in the event that he terminates his employment for Good Reason.

(b)           Compensation.

(i)           Base Salary.  During the Employment Period, the Executive shall receive a base salary (the “Base Salary”) at an annual rate of $425,000, as the same may be increased (but not decreased) thereafter in the discretion of the Employer.  The Base Salary shall be paid at such regular intervals as the Employer pays executive salaries generally, but in no event less frequently than monthly. During the Employment Period, the Base Salary shall be reviewed at least annually by the Employer for possible increase in the discretion of the Employer.  Any increase in the Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.  The Base Salary shall not be reduced after any such increase, and the term Base Salary as utilized in this Agreement shall refer to the Base Salary as so increased.

(ii)           Short-Term Incentives.  For each calendar year ending during the Employment Period, the Executive shall be eligible to participate in the Employer’s short-term incentive plan at the Chief Executive Officer level and to earn an annual cash bonus based on the achievement of performance criteria established by the Board as soon as administratively practicable following the beginning of each such year (the “Annual Bonus”).  For each calendar year during the Employment Period (including for all of 2010), (A) the target Annual Bonus shall be an amount equal to 100% of the Executive’s Base Salary (the “Target Bonus”), and (B) the maximum Annual Bonus shall be an amount equal to 200% of the Executive’s Base Salary.  The Employer shall pay the Annual Bonus (if any) for each such calendar year in a single, cash, lump sum after the end of the applicable calendar year in accordance with procedures established by the Board, but in no event later than the fifteenth day of the third month following the end of such calendar year, subject to and conditioned upon the Executive’s continued employment with the Employer through the date of payment of such Annual Bonus (except as otherwise provided in Section 5 hereof).

(iii)           Long Term Incentives. The Executive shall be eligible to receive additional awards under the First Amended and Restated BreitBurn Energy Partners L.P. 2006 Long-Term Incentive Plan or any successor thereto (the “Plan”) and to participate in any future long-term incentive programs available generally to the Employer’s senior executive officers in the future, both as determined in the sole discretion of the BBGP Board or, if applicable, a committee thereof.  Subject to Section 12(c) and Section 13(j) hereof, with respect to any equity and/or long-term incentive award agreements (“LTIP Award Agreements”) in effect as of the date of this Agreement, any reference to the Prior Agreement, including its definitions, shall be deemed to be a reference to this Agreement.

(iv)           Benefit Plans and Policies.  During the Employment Period, the Executive and the Executive’s eligible dependents shall be eligible to participate in the savings and retirement plans and policies, welfare plans and policies (including, without limitation, medical and dental) and fringe benefit plans and policies of the Employer, in each case, that are made generally available to the Employer’s senior executive officers on a basis no less favorable than that provided generally to the Employer’s senior executive officers.  Notwithstanding the foregoing, nothing herein shall, or shall be construed so as to, require the Employer to adopt or continue any plan or policy or to limit the Employer’s right to amend or terminate any such plan or policy at any time.

(v)           Automobile.  During the Employment Period, the Employer shall pay directly, or the Executive shall be entitled to receive prompt reimbursement of, actual expenses of up to $1,000 per month associated with the lease or purchase of an automobile, in addition to which the Employer shall pay or reimburse expenses related to the maintenance and operation of such automobile in accordance with the Employer’s automobile reimbursement policy applicable to the Employer’s senior executive officers, as in effect from time to time.

(vi)           Expenses.  During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for reasonable expenses incurred by the Executive on behalf of or in furtherance of the business of any BreitBurn Entity pursuant to the terms and conditions of the Employer’s applicable expense reimbursement policies.  To the extent that any such expenses or any other reimbursements or in-kind benefits provided to the Executive pursuant to this Agreement or the Prior Agreement are deemed to constitute compensation to the Executive subject to Code Section 409A, including without limitation any payments or reimbursements in accordance with Section 3(b)(iv), 3(b)(v) or this Section 3(b)(vi), such expenses shall be reimbursed no later than December 31 of the year following the year in which the expense was incurred.  The amount of any such compensatory expenses so reimbursed or in-kind benefits provided in one year shall not affect the amount eligible for reimbursement or in-kind benefits provided in any subsequent year and the Executive’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

(vii)           Vacation.  During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the Employer’s applicable vacation policy, but in no event less than five (5) weeks per year.

4.           Termination of Employment.

(a)           Death or Disability.  The Executive’s employment with the Employer shall terminate automatically upon the Executive’s death.  In addition, if the Board determines in good faith that the Executive has incurred a Disability, it may terminate the Executive’s employment upon thirty days’ written notice provided in accordance with Section 13(b) hereof if the Executive shall not have returned to full-time performance of the Executive’s duties hereunder prior to the expiration of such thirty-day notice period.

(b)           With or Without Cause.  The Employer may terminate the Executive’s employment for Cause or without Cause at any time, provided, that the Employer may not terminate the Executive’s employment for Cause prior to obtaining the requisite approval of the Board as required by the definition of “Cause.”

(c)           With or Without Good Reason.  The Executive may terminate his employment for Good Reason or without Good Reason.

(d)           Notice of Termination.  Any termination by the Employer or the Executive shall be communicated by a Notice of Termination to the other parties hereto given in accordance with Section 13(b) hereof.  Except as otherwise required in the definition of Good Reason, the failure by the Executive or the Employer to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Employer, respectively, hereunder or preclude the Executive or the Employer, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Employer’s rights hereunder.

5.           Obligations of the Employer upon Termination; Change in Control.  For the avoidance of doubt, for purposes of this Section 5, a termination of the Executive’s employment with the Employer shall occur if the Executive’s employment is terminated with any Employer; provided, however, that in the event that the Executive’s services with one or more, but not all, Employers or BreitBurn Entities are terminated or reduced by reason of an internal restructuring (including, without limitation, a transfer or reassignment of employment between such entities), such termination or reduction shall not constitute a termination of employment hereunder and shall not constitute Good Reason if, immediately following such event, the Executive retains the same position, authority, duties, and responsibilities with respect to the business conducted by the BreitBurn Entities immediately prior to such event and within the overall organizational structure that includes the remaining Employers (or the Employers’ successors).  Subject to the preceding sentence, the parties hereby acknowledge that changes in the Executive’s status as an employee of an Employer or a BreitBurn Entity (including any transfer of the Executive’s employment between such entities) may, but shall not necessarily, constitute Good Reason hereunder, and that the effect of such changes on the Executive’s employment relationship shall be considered in determining whether Good Reason exists hereunder.

(a)           Good Reason; Other Than for Cause, Death or Disability.  If, during the Employment Period, the Employer terminates the Executive’s employment without Cause (other than as a consequence of the Executive’s death or Disability, which terminations shall be governed by Section 5(c) below), or the Executive terminates his employment with the Employer for Good Reason, in either case, constituting a Separation from Service, then the Executive shall be entitled to receive the payments and benefits described below in this Section 5(a).

(i)           (A) The Executive shall be paid, in a single lump-sum payment within thirty (30) days after the Executive’s Separation from Service (or any shorter period prescribed by law), the aggregate amount of (1) the Executive’s earned but unpaid Base Salary and accrued but unpaid vacation pay, if any, through the Date of Termination, and (2) any unreimbursed business expenses or other payments incurred by the Executive through the Date of Termination that are reimbursable under Section 3(b)(vi) above; and (B) to the extent not theretofore paid or provided, the Employer shall timely pay or provide to the Executive any accrued benefits and other amounts or benefits required to be paid or provided prior to the Date of Termination under any other plan, program, policy, practice, contract or agreement of the Employer and its affiliates according to their terms, including, without limitation, pursuant to any outstanding LTIP Award Agreement (the payments and benefits described in this Section 5(a)(i), the “Accrued Obligations”).

(ii)           In addition to the Accrued Obligations, provided that the Executive executes and delivers to the Employer a general release and waiver of claims substantially in the form attached hereto as Exhibit B (as such form may be updated to reflect changes in law, the “Release”) within forty-five (45) days after the Executive’s Separation from Service and does not revoke such Release, and further subject to Section 12 below, the Executive shall be entitled to receive the following payments and benefits (the “Severance”):

(A)       Provided that the date of such Separation from Service occurs prior to the date on which the Executive reaches age seventy (70), a payment (the “Cash Severance Payment”) equal to two (2) times (the “Severance Multiple”) the sum of (1) the Executive’s Base Salary as in effect immediately prior to the Date of Termination (without regard to any reduction giving rise to Good Reason), plus (2) the Executive’s Target Bonus as in effect immediately prior to the Date of Termination (without regard to any reduction giving rise to Good Reason) (the “Bonus Amount”), payable on the sixtieth (60th) day after the date on which the Executive incurs a Separation from Service;

(B)        For a period of twenty-four (24) months following the date on which the Executive incurs a Separation from Service, but in no event longer than the period of time during which the Executive would be entitled to continuation coverage under Code Section 4980B absent this provision (the “COBRA Period”), the Executive and the Executive’s eligible dependents shall continue to be provided with medical, prescription and dental benefits at the levels in effect immediately prior to the Date of Termination at the same cost to the Executive as immediately prior to the Date of Termination, provided that the Executive properly elects continuation healthcare coverage under Code Section 4980B; following such continuation period, any further continuation of such coverage under applicable law shall be at the Executive’s sole expense; provided, however, that (a) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (b) the Employer is otherwise unable to continue to cover the Executive under its group health plans, then, in either case, an amount equal to the monthly plan premium payment shall thereafter be paid to the Executive as currently taxable compensation in substantially equal monthly installments over the COBRA Period (or the remaining portion thereof).  Notwithstanding the foregoing, the Executive and his dependents shall cease to receive such medical, prescription and dental benefits on the date that the Executive becomes eligible to receive benefits under another employer-provided group health plan;

(C)       To the extent not previously vested and converted into Units or forfeited, (1) any RPUs shall vest in full upon the Executive’s Separation from Service and shall convert into Units as set forth in the applicable award agreement; and (2) the CPUs shall vest and convert into Units as set forth in the applicable award agreement.  In addition, except for any CPUs or other performance-vesting awards, any other equity and/or long-term incentive awards awarded on or after the Commencement Date shall fully vest on the date of the Executive’s Separation from Service, with any vested awards which are exercisable remaining exercisable for the remainder of their original terms and any awards subject to Code Section 409A remaining payable in accordance with the terms of the applicable award agreement;

(D)       An amount equal to the product of the (1) the Bonus Amount, and (2) a fraction, the numerator of which shall be the number of days elapsed through the Date of Termination in the calendar year in which the Date of Termination occurs and the denominator of which shall be 365 (the “Pro-Rata Bonus”), payable in the calendar year following the calendar year in which the Executive’s Separation from Service occurs, but in no event later than the fifteenth day of the third month following the end of the calendar year in which the Date of Termination occurs; and

(E)       Any unpaid Annual Bonus that would have become payable to the Executive pursuant to Section 3(b)(ii) hereof in respect of any calendar year that ends on or before the Date of Termination had the Executive remained employed through the payment date of such Annual Bonus, payable in the calendar year in which the Separation from Service occurs, but in no event later than the date in such calendar year on which annual bonuses are paid to the Employer’s senior executive officers generally.

(b)           Cause; Resignation Other than for Good Reason.  If the Executive incurs a Separation from Service because the Employer terminates the Executive’s employment for Cause or the Executive terminates his employment other than for Good Reason, the Employer shall pay to the Executive the Accrued Obligations within thirty days after the Executive’s Separation from Service (or any shorter period prescribed by law) or, in the case of payments or benefits described in Section 5(a)(i)(B) above, as such payments or benefits become due.  Any outstanding equity awards, including, without limitation, the RPUs and the CPUs, shall be treated in accordance with the terms of the governing plan and award agreement.

(c)           Death or Disability.  If the Executive incurs a Separation from Service by reason of the Executive’s death or Disability during the Employment Period:

(i)           The Accrued Obligations shall be paid to the Executive’s estate or beneficiaries or to the Executive, as applicable, within thirty days after the Executive’s Separation from Service (or any shorter period prescribed by law) or, in the case of payments or benefits described in Section 5(a)(i)(B) above, as such payments or benefits become due;

(ii)           In addition to the Accrued Obligations, subject to the Executive’s (or his estate’s) execution and delivery to the Employer of a Release within forty-five (45) days after the Executive’s Separation from Service and non- revocation of such Release, the Executive (or his estate or beneficiaries, if applicable) shall be entitled to receive the following payments and benefits (the “Death/Disability Payments”):

(A)       (1) the RPUs shall vest in full upon the Executive’s Separation from Service and shall convert into Units as set forth in the applicable award agreement; and (2) the CPUs shall vest and convert into Units as set forth in the applicable award agreement.  In addition, except for any CPUs or other performance-vesting awards, any other equity and/or long-term incentive awards awarded on or after the Commencement Date shall fully vest on the date of the Executive’s Separation from Service, with any vested awards which are exercisable remaining exercisable for the remainder of their original terms and any awards subject to Code Section 409A remaining payable in accordance with the terms of the applicable award agreement;

(B)       For a period of twenty-four (24) months following the date on which the Executive incurs a Separation from Service, but in no event longer than the COBRA Period, the Executive and the Executive’s eligible dependents shall continue to be provided with medical, prescription and dental benefits as if the Executive’s employment had not been terminated at the same cost to the Executive (or the Executive’s estate or dependents) as immediately prior to the Date of Termination provided that the Executive or his dependents, if applicable, properly elect continuation healthcare coverage under Code Section 4980B; following such continuation period, any further continuation of such coverage under applicable law shall be at the Executive’s (or his estate’s or dependents’) sole expense; provided, however, that (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Employer is otherwise unable to continue to cover the Executive under its group health plans, then, in either case, an amount equal to the monthly plan premium payment shall thereafter be paid to the Executive as currently taxable compensation in substantially equal monthly installments over the COBRA Period (or the remaining portion thereof);

(C)       The Pro-Rata Bonus, payable in the calendar year following the calendar year in which the Executive’s Separation from Service occurs, but in no event later than the fifteenth day of the third month following the end of the calendar year in which the Date of Termination occurs; and

(D)       Any unpaid Annual Bonus that would have become payable to the Executive pursuant to Section 3(b)(ii) hereof in respect of any calendar year that ends on or before the Date of Termination, had the Executive remained employed through the payment date of such Annual Bonus, payable in the calendar year in which the Separation from Service occurs, but in no event later than the date in such calendar year on which annual bonuses are paid to the Employer’s senior executive officers generally.

(d)           Non-renewal.

(i)           Employer Non-Renewal.    If the Employer elects not to renew the Employment Period in accordance with Section 2 above and, at the time of such non-renewal, the Executive is willing and able to continue providing services in accordance with the terms and conditions of the Employment Agreement, the Executive’s employment with all Employer entities (and any other BreitBurn Entities with whom the Executive may be or become employed) shall terminate as of the last day of the Employment Period and such nonrenewal shall be treated for purposes of Section 5(a) and Section 5(e) of this Agreement as a termination of the Executive’s employment by the Employer without Cause as of the last day of the Employment Period.

(ii)           Executive Non-Renewal.    In the event that the Executive incurs a Separation from Service by reason of the Executive’s election not to renew the Employment Period in accordance with Section 2 above, the Employer shall pay to the Executive the Accrued Obligations within thirty days after the Executive’s Separation from Service (or any shorter period prescribed by law) or, in the case of payments or benefits described in Section 5(a)(i)(B) above, as such payments or benefits become due.  Any outstanding equity awards, including, without limitation, the RPUs and the CPUs, shall be treated in accordance with the terms of the governing plan and award agreement.

The Executive’s election not to renew the Employment Period and a termination of his employment by the Executive resulting therefrom shall be deemed to constitute a termination by the Executive without Good Reason for purposes of this Agreement as of the last day of the Employment Period.

.	(e)	Change in Control.

(i)                      Notwithstanding anything herein to the contrary, if a Change in Control occurs during the Employment Period, then, to the extent not previously vested and converted into Units, any then-outstanding RPUs shall vest in full upon such Change in Control, provided, that notwithstanding the foregoing, such RPUs shall not convert into Units and shall not be paid to the Executive until the earlier to occur of (1) the originally applicable vesting date described in the applicable award agreements or (2) the Executive’s Separation from Service.  In addition, except for any CPUs or other performance-vesting awards, any other equity and/or long-term incentive awards awarded on or after the Commencement Date shall fully vest upon or immediately prior to the Change in Control, with any vested awards which are exercisable remaining exercisable for the remainder of their original terms and any awards subject to Code Section 409A remaining payable in accordance with the terms of the applicable award agreement.

(ii)                      If, during the period beginning sixty (60) days prior to and ending two (2) years immediately following a Change in Control, either (A) the Employer terminates the Executive’s employment without Cause (other than as a consequence of the Executive’s death or Disability), or (B) the Executive terminates his employment with the Employer for Good Reason, in either case, constituting a Separation from Service, the Executive shall be entitled to the Severance payments and benefits described in Section 5(a), subject to and in accordance with the terms and conditions set forth in Section 5(a) (including, without limitation, the requirement that the Executive execute, deliver and not revoke the Release), except that for purposes of this Section 5(e), the Severance Multiple for the Cash Severance Payment shall be three (3) instead of two (2); provided, however, that the portion of the Cash Severance Payment in excess of the amount payable under Section 5(a)(ii)(A) that is attributable to the increase in the Severance Multiple shall be paid in a single, cash, lump-sum payment on the later to occur of (I) the sixtieth (60th) day after the date on which the Executive incurs a Separation from Service, and (II) the tenth (10th) day following the date on which such Change in Control occurs (which, for the avoidance of doubt, shall in no event be later than the last day of the applicable two and one-half (2 ½) month short-term deferral period with respect to such payment, within the meaning of Treasury Regulation Section 1.409A-1(b)(4)).

(iii)                      (A)           Notwithstanding any other provisions of this Agreement or otherwise, in the event that any payment, entitlement or benefit paid or payable to, or for the benefit of, the Executive (including any payment, entitlement or benefit paid or payable in connection with a Change in Control or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments, entitlements and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Code Section 4999 (the “Excise Tax”), then the Total Payments which constitute “parachute payments” within the meaning of Code Section 280G and its regulations shall be reduced (but not below zero) as set forth herein, to the smallest extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).  The Total Payments which constitute “parachute payments” within the meaning of Code Section 280G and its regulations shall be reduced in the following order: (A) reduction of any cash severance payments otherwise payable to the Executive, including without limitation, the Cash Severance Payment and the Pro-Rata Bonus (but with respect to the Pro-Rata Bonus only that portion of the full amount which is treated as contingent on the Code Section 280G change in control pursuant to paragraph (a) of Treas. Reg. §1.280G-1, Q/A 24), in the inverse order of their originally scheduled payment dates, (B) reduction of any other cash payments or benefits otherwise payable to the Executive, but excluding any payment attributable to the acceleration of vesting or payment with respect to any equity or long-term incentive award, in the inverse order of their originally scheduled payment dates , (C) reduction of any other payments or benefits otherwise payable to the Executive on a pro-rata basis or such other manner that complies with Code Section 409A, but excluding any payment attributable to the acceleration of vesting and payment with respect to any equity or long-term incentive award,  (D) reduction of any payments attributable to the acceleration of vesting or payment with respect to any equity or long-term incentive award other than RPUs or any stock option or stock appreciation award, in the inverse order of their originally scheduled payment dates, (E)  reduction of any payments attributable to the acceleration of vesting or payment with respect to any RPUs, in the inverse order of their originally scheduled payment dates, and (F) reduction of any payments attributable to the acceleration of vesting or payment with respect to any stock option or stock appreciation right.

(B)           A determination as to whether any Excise Tax is payable with respect to the Total Payments and if so, as to the amount thereof, and a determination as to whether any reduction in the Total Payments is required pursuant to the provisions of paragraph (A) above, and if so, as to the amount of the reduction so required, shall be made by an independent auditor of nationally recognized standing selected by the Employer (other than the accounting firm that is regularly engaged by the Employer or any party that is effecting the change in control) (“Independent Advisor”), all of whose fees and expenses shall be borne and directly paid solely by the Employer.  The parties hereto shall cooperate to cause the Independent Advisor to timely provide a written report of its determinations, including detailed supporting calculations, both to the Executive and to the Employer.

(C)           For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Code Section 280G(b) shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of the Independent Advisor, does not constitute a “parachute payment” within the meaning of Code Section 280G(b)(2) (including by reason of Code Section 280G(b)(4)(A)) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of the Independent Advisor, constitutes reasonable compensation for services actually rendered, within the meaning of Code Section 280G(b)(4)(B), in excess of the Base Amount (as defined in Code Section 280G(b)(3)) allocable to such reasonable compensation, and (iii) the value of any non cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisor in accordance with the principles of Code Sections 280G(d)(3) and (4).

(e)           Termination of Offices and Directorships.  Upon termination of the Executive’s employment for any reason, the Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Employer or any BreitBurn Entity, and shall take all actions reasonably requested by the Employer to effectuate the foregoing.

6.           Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Executive’s participation in any other plan, program, policy or practice provided by any BreitBurn Entity (other than policies relating to severance payments or obligations on termination of employment for any reason) or by BEH or BECLP and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with any BreitBurn Entity or with BEH or BECLP.  Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with any BreitBurn Entity or any of its affiliates at or subsequent to the Date of Termination shall be payable, if at all, in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

7.           No Mitigation.  The Employer’s obligation to make the payments provided for in this Agreement (including, without limitation, payments under Section 5 hereof) and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Employer or any of their affiliates may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive as Severance or  Death/Disability Payments, and, except as provided in Section 5(a)(ii)(B) hereof, such amounts shall not be reduced whether or not the Executive obtains other employment.

8.           Executive’s Covenants.

(a)           Confidential Information.   The Executive shall hold in a fiduciary capacity for the benefit of the Employer and each BreitBurn Entity all secret or confidential information, knowledge and data relating to the Employer and each BreitBurn Entity, and their respective businesses, including without limitation any trade secrets, which shall have been obtained by the Executive during the Executive’s employment with the Employer and which shall not be or have become public knowledge or known within the relevant trade or industry (other than by acts by the Executive or representatives of the Executive in violation of this Agreement) (together, “Proprietary Information”).  The Executive shall not, at any time during or after his employment, directly or indirectly, without the prior written consent of the Board or as may otherwise be required by law or legal process, use for his own benefit such Proprietary Information or communicate or divulge any such Proprietary Information to anyone (other than an authorized BreitBurn Entity or any such entity’s designee); provided, that if the Executive receives actual notice that the Executive is or may be required by law or legal process to communicate or divulge any such Proprietary Information, unless otherwise prohibited by law or regulation, the Executive shall promptly so notify the Board.  Anything herein to the contrary notwithstanding, the provisions of this Section 8 shall not apply with respect to any litigation, arbitration or mediation involving this Agreement or any other agreement between the Executive and the Employer or any BreitBurn Entity; provided, that the Executive shall take all reasonable steps to maintain such Proprietary Information as confidential, including, without limitation, seeking protective orders and filing documents containing such information under seal.   Nothing herein shall be construed as prohibiting the Executive from using or disclosing such Proprietary Information as may be reasonably necessary in his proper performance of services hereunder.

(b)           Non-Solicitation.

(i)           While employed by the Employer and for a period of two years following the Date of Termination, regardless of the reason for the termination, other than in the ordinary course of the Executive’s duties for the Employer or any BreitBurn Entity, the Executive shall not, without the prior consent of the Board, directly or indirectly solicit, induce, or encourage any employee of any BreitBurn Entity or any of their respective affiliates who is employed on the Date of Termination (or at any time within six  months of such date) to terminate his or her employment with such entity; and

(ii)           While employed by the Employer and thereafter, regardless of the reason for the termination, the Executive shall not, without the prior consent of the Board, use any Proprietary Information to hire any employee of the Employer or any BreitBurn Entity or any of their respective affiliates within six months after that employee’s termination of employment with any BreitBurn Entity or any of their respective affiliates.

The Employer acknowledges that its employees may join entities with which the Executive is affiliated and that such event shall not constitute a violation of this Agreement if the Executive was not involved in the solicitation, hiring or identification of such employee as a potential recruit.

(c)           Irreparable Harm.  In recognition of the facts that irreparable injury will result to the Employer in the event of a breach by the Executive of his obligations under Sections 8(a) or 8(b) above, that monetary damages for such breach would not be readily calculable, and that the Employer would not have an adequate remedy at law therefor, the Executive acknowledges, consents and agrees that, in the event of any such breach, or the threat thereof, the Employer shall be entitled, in addition to any other legal remedies and damages available, to specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by the Executive.

(d)           Return of Property.  Upon the termination of the Executive’s employment with the Employer for any reason, the Executive shall immediately return and deliver to the Employer any and all Proprietary Information, and any and all other papers, books, records, documents, memoranda and manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, belonging to the Employer or any other BreitBurn Entity or relating to their business, in the Executive’s possession, whether prepared by the Executive or others.  If at any time after the Employment Period, the Executive determines that he has any Proprietary Information or other such materials in his possession or control, or any copy thereof, the Executive shall immediately return to the Employer all such information and materials, including all copies and portions thereof.  Nothing herein shall prevent the Executive from retaining a copy of his personal papers, information or documentation relating to his compensation.

9.           Successors.

(a)           Assignment by the Executive.  This Agreement is personal to the Executive and without the prior written consent of the Board shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement, including any benefits or compensation payable hereunder, shall inure to the benefit of and be enforceable by the Executive’s legal representatives, including, without limitation, his heirs and/or beneficiaries.  For the avoidance of doubt, if the Executive dies prior to the payment of amounts that are owed to him under this Agreement, such amounts shall be paid, in accordance with the terms of this Agreement, to the Executive’s estate.

(b)           Assignment by the Employer.  This Agreement shall inure to the benefit of and be binding upon the Employer and its successors and assigns; provided, that such assignment shall not relieve any Employer of its obligations under Section 10 of this Agreement.  Except as specified in the preceding sentence, no rights or obligations of the Employer under this Agreement may be assigned or transferred by the Employer without the Executive’s prior written consent, except that such rights or obligations may be assigned or transferred in connection with an acquisition of all or substantially all of BreitBurn Partners’ business or assets, whether by merger, consolidation, reorganization, asset purchase or other similar corporate transaction, provided that the assignee or transferee is the successor to all or substantially all of BreitBurn Partners’ business or assets and assumes the liabilities, obligations and duties of the Employer under this Agreement.

(c)           Express Assumption of Agreement.  The Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer or any assign permitted under Section 9(b) above to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place.  As used in this Section 9(c), “Employer” shall mean the Employer as hereinbefore defined and any successor to its business and/or assets or assigns as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

10.           Indemnification and Directors’ and Officers’ Insurance.

(a)           General.  During the Employment Period and thereafter, the Employer shall indemnify the Executive to the fullest extent permitted under law from and against any expenses (including but not limited to attorneys’ fees, expenses of investigation and preparation and fees and disbursements of the Executive’s accountants or other experts), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by the Executive in connection with any proceeding in which the Executive was or is made party, was or is involved (for example, as a witness) or is threatened to be made a party to, in any case, by reason of the fact the Executive was or is employed by the Employer or was performing services for any BreitBurn Entity.  Such indemnification shall continue as to the Executive during the Employment Period and for at least six years from the Date of Termination and in all events until the expiration of the applicable statute of limitations with respect to acts or omissions which occurred prior to his cessation of employment with the Employer and shall inure to the benefit of the Executive’s heirs, executors and administrators.  The Employer shall advance to the Executive all costs and expenses incurred by him in connection with any proceeding covered by this provision within twenty calendar days after receipt by the Employer of a written request for such advance.  Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against any such costs and/or expenses.

(b)           Insurance.  The Employer agrees to maintain directors’ and officers’ liability insurance policies covering the Executive on a basis no less favorable than provided to the Employer’s senior executive officers, which coverage shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the BreitBurn Entities with respect to acts or omissions which occurred prior to such cessation.  The insurance contemplated under this Section 10(b) shall inure to the benefit of the Executive’s heirs, executors and administrators.

11.           Arbitration Agreement.

(a)           General. Any controversy, dispute or claim between the Executive and any BreitBurn Entity, or any of their respective parents, subsidiaries, affiliates or any of their officers, directors, agents or other employees, relating to the Executive’s employment or the termination thereof, shall be resolved by final and binding arbitration, at the request of any party hereto.  The arbitrability of any controversy, dispute or claim under this Agreement or any other agreement between the parties hereto shall be determined by application of the substantive provisions of the Federal Arbitration Act (9 U.S.C. sections 1 and 2) and by application of the procedural provisions of California law, except as provided herein.  Arbitration shall be the exclusive method for resolving any dispute and all remedies available from a court of competent jurisdiction shall be available; provided, that either party may request provisional relief from a court of competent jurisdiction if such relief is not available in a timely fashion through arbitration.  The claims which are to be arbitrated include, but are not limited to, any claim arising out of or relating to this Agreement, the LTIP Award Agreements or the employment relationship between the Executive and the Employer, claims for wages and other compensation, claims for breach of contract (express or implied), claims for violation of public policy, wrongful termination, tort claims, claims for unlawful discrimination and/or harassment (including, but not limited to, race, religious creed, color, national origin, ancestry, physical disability, mental disability, gender identity or expression, medical condition, marital status, age, pregnancy, sex or sexual orientation) to the extent allowed by law, and claims for violation of any federal, state, or other government law, statute, regulation, or ordinance, except for claims for workers’ compensation and unemployment insurance benefits.  This Agreement shall not be interpreted to provide for arbitration of any dispute that does not constitute a claim recognized under applicable law.

(b)           Selection of Arbitrator.  The Executive and the Employer shall select a single neutral arbitrator by mutual agreement.  If the Executive and the Employer are unable to agree on a neutral arbitrator within thirty days of a demand for arbitration, either party may elect to obtain a list of arbitrators from the Judicial Arbitration and Mediation Service or the American Arbitration Association, and the arbitrator shall be selected by alternate striking of names from the list until a single arbitrator remains.  The party initiating the arbitration shall be the first to strike a name.  Any demand for arbitration must be in writing and must be made by the aggrieved party within the statute of limitations period provided under applicable state and/or federal law for the particular claim(s).  Failure to make a written demand within the applicable statutory period constitutes a waiver of the right to assert that claim in any forum.

(c)           Venue; Process.  Arbitration proceedings shall be held in Los Angeles, California.  The arbitrator shall apply applicable state and/or federal substantive law to determine issues of liability and damages regarding all claims to be arbitrated, and shall apply the Federal Rules of Evidence to the proceeding.  The parties shall be entitled to conduct reasonable discovery and the arbitrator shall have the authority to determine what constitutes reasonable discovery.  The arbitrator shall hear motions for summary judgment/adjudication as provided in the Federal Rules of Civil Procedure.  Within thirty days following the hearing and the submission of the matter to the arbitrator, the arbitrator shall issue a written opinion and award which shall be signed and dated.  The arbitrator’s award shall decide all issues submitted by the parties, but the arbitrator may not decide any issue not submitted.  The opinion and award shall include factual findings and the reasons upon which the decision is based.  The arbitrator shall be permitted to award only those remedies in law or equity which are requested by the parties and allowed by law.

(d)           Costs.  The cost of the arbitrator and other incidental costs of arbitration that would not be incurred in a court proceeding shall be borne by the Employer.  The parties shall each bear their own costs and attorneys’ fees in any arbitration proceeding, provided, that the arbitrator shall have the authority to require either party to pay the costs and attorneys’ fees of the other party to the extent permitted under applicable federal or state law, as a part of any remedy that may be ordered.

(e)           Waiver of Rights.  Both the Employer and the Executive understand that, by agreeing to use arbitration to resolve disputes, they are giving up any right that they may have to a judge or jury trial with regard to all issues concerning employment or otherwise covered by this Section 11.

12.           Internal Revenue Code Section 409A.

(a)           The parties hereto intend that all payments, compensation and benefits to be made or provided to the Executive hereunder will be paid or provided in compliance with all applicable requirements of Code Section 409A or an exemption therefrom, and the provisions of this Agreement shall be construed and administered in accordance with and to implement such intent.  In further of the foregoing, the provisions set forth below shall apply not withstanding any other provisions in this Agreement to the contrary.  To the extent that the Board determines that any compensation or benefits payable under this Agreement may not be compliant with or exempt from Code Section 409A, the Board and the Executive shall cooperate and work together in good faith to timely amend this Agreement in a manner intended to comply with the requirements of Code Section 409A or an exemption therefrom (including amendments with retroactive effect), or take any other actions as they deem necessary or appropriate to (a) exempt such compensation and benefits from Code Section 409A and/or preserve the intended tax treatment with respect to such compensation and benefits, or (b) comply with the requirements of Code Section 409A.  To the extent applicable, this Agreement shall be interpreted in accordance with the provisions of Code Section 409A.  If the Executive, nonetheless, becomes subject to the additional tax under Code Section 409A with respect to any payment hereunder or the Prior Agreement, the Employer shall pay the Executive an additional lump-sum cash amount such that after such additional lump sum the Executive is in the same net after-tax position he would have been in had no payments under this Agreement or the Prior Agreement subjected him to the additional tax under Code Section 409A.  Any gross-up payment provided under this Section 12(a) shall be paid in accordance with Treasury Regulation Section 1.409A-3(i)(1)(v), including that such gross-up payment shall be paid by the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes to the relevant taxing authority.

(b)           Potential Six-Month Delay.  Notwithstanding anything to the contrary in this Agreement, no compensation and benefits, including without limitation any Severance payments or Death/Disability Payments, shall be paid to the Executive during the 6-month period following his Separation from Service to the extent that the Employer reasonably determines that paying such amounts at the time or times indicated in this Agreement would result in a prohibited distribution under Code Section 409A(a)(2)(b)(i).  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Code Section 409A without resulting in a prohibited distribution, including as a result of the Executive’s death), the Employer shall pay to Executive (or his estate, if applicable) a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such 6-month period, plus interest thereon from the date of the Executive’s Separation from Service through the payment date at a rate equal to the then-current “applicable Federal rate” determined under Code Section 7872(f)(2)(A).

(c)           Notwithstanding anything to the contrary in this Agreement, for purposes of determining any compensation or benefits payable to the Executive under this Agreement, including, without limitation, any equity awards that are outstanding as of the date hereof pursuant to any LTIP Award Agreements, any reference to the Prior Agreement shall be deemed to be a reference to this Agreement; provided that if any amendment herein to the definition of “Good Reason” (as defined in the Prior Agreement) or to any other provision of the Prior Agreement would result in additional taxes, interest or penalties under Code Section 409A, then such definition or provision shall continue to refer to the definition of Good Reason or provision, as applicable, in the Prior Agreement.

13.           Miscellaneous.

(a)           Governing Law; Captions; Amendment.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)           Notice.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by registered or certified mail, return receipt requested, postage prepaid, or by any other means agreed to by the parties, addressed as follows:

If to the Executive:  at the Executive’s most recent address on the records of the Employer;

If to the Employer:

BreitBurn Management Company LLC
Attn.:  Chairman of the Compensation and Governance Committee
           of the Board of Directors
515 South Flower Street, Suite 4800
Los Angeles, CA  90071

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)           Code of Conduct.  The Executive hereby agrees to comply with the Employer’s Code of Business Conduct and Code of Ethics for Chief Executive Officers and Senior Officers, receipt of which the Executive hereby acknowledges.

(d)           Severability; Provisions Survive.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  The respective rights and obligations of the parties hereunder shall survive any expiration or termination of the Employment Period to the extent necessary to carry out the intentions of the parties as embodied in this Agreement.

(e)           Withholding.  The Employer may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(f)           Employer Representations.  The Employer represents and warrants that (i) the execution, delivery and performance of this Agreement by it has been fully and validly authorized, (ii) the entities signing this Agreement are duly authorized to do so, (iii) the execution and delivery of this Agreement does not violate any order, judgment or decree or any agreement, plan or corporate governance document to which it is a party or by which it is bound and (iv) upon execution and delivery of this Agreement by the parties, it shall be a valid and binding obligation of the Employer, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable laws, including, without limitation, bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

(g)           Executive Representations and Acknowledgements.  The Executive hereby represents and warrants to the Employer that (i) the Executive is entering into this Agreement voluntarily and that the performance of his obligations hereunder will not violate any agreement between the Executive and any other person, firm, organization or other entity, and (ii) the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by his entering into this Agreement and/or providing services to the Employer or its affiliates pursuant to the terms of this Agreement.  The Executive hereby acknowledges (A) that the Executive has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and has been advised to do so by the Employer, and (B) that the Executive has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.  Without limiting the generality of the foregoing, the Executive acknowledges that he has had the opportunity to consult with his own independent legal counsel to review this Agreement for purposes of compliance with the requirements of Code Section 409A or an exemption therefrom, and that he is relying solely on the advice of his independent legal counsel for such purposes.

(h)           No Waiver.  No party’s failure to insist upon strict compliance with any provision of this Agreement or to assert any right hereunder shall be deemed to be a waiver of such provision or right or any other provision or right arising under this Agreement.  Any waiver of any provision or right under this Agreement shall be effective only if in a writing, specifically referencing the provision being waived and signed by the party against whom the enforcement of the waiver is being sought.

(i)           Recoupment.  To the extent required by applicable law or any applicable securities exchange listing standards adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, any amounts paid or payable to the Executive under this Agreement (including, without limitation, amounts paid prior to the effectiveness of such applicable law or listing standards) shall be subject to forfeiture, repayment or recapture, but only to the extent required by such applicable law or listing standards.

(j)           Entire Agreement; Construction.  This Agreement, together with the LTIP Award Agreements and the Employer’s Code of Business Conduct and Code of Ethics for Chief Executive Officers and Senior Officers, constitutes the entire agreement of the parties with respect to the subject matter hereof and shall supersede and replace all prior representations, warranties, agreements and understandings, both written and oral, made by the Employer, any other BreitBurn Entity or the Executive with respect to the subject matter covered hereby, including without limitation, the Prior Agreement, provided, that to the extent there is any inconsistency between this Agreement and the Employer’s Code of Business Conduct and Code of Ethics for Chief Executive Officers and Senior Officers, the terms of this Agreement shall control; provided, further, that Section 3 of the Prior Agreement to the extent it is applicable to compensation and benefits due to the Executive prior to the date of this Agreement and any section of the Prior Agreement whose continued effectiveness is necessary in order to avoid additional taxes, interest and penalties under Code Section 409A shall remain in full force and effect and shall control over any conflicting provisions of this Agreement.  The parties hereby agree that in connection with the amendment of the Prior Agreement pursuant to this Agreement, the CPU Agreement is hereby amended to delete Section 4(c) thereof in its entirety.  The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises with respect to any term or provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the terms or provisions hereof.

(k)           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Employer has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE

Randall H. Breitenbach

BREITBURN ENERGY PARTNERS L.P.

By: BreitBurn GP, LLC, its general partner

By:
Name: John R. Butler, Jr.
Title: Chairman of the Board of Directors

BREITBURN MANAGEMENT COMPANY, LLC

By: BreitBurn Energy Partners L.P., its sole member

By:
Name: John R. Butler, Jr.
Title: Chairman of the Board of Directors

BREITBURN GP, LLC

By:
Name: John R. Butler, Jr.
Title: Chairman of the Board of Directors

S-1

EXHIBIT A

DEFINITIONS

“Accrued Obligations” has the meaning assigned thereto in Section 5(a)(i) hereof.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.  As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning assigned thereto in the Recitals hereof.

“Annual Bonus” has the meaning assigned thereto in Section 3(b)(ii) hereof.

“Base Salary” has the meaning assigned thereto in Section 3(b)(i) hereof.

“BBGP” has the meaning assigned thereto in the Recitals hereof.

“BBGP Board” has the meaning assigned thereto in Section 3(a)(i) hereof.

“BECLP” has the meaning assigned thereto in Section 3(a)(ii) hereof.

“BEH” has the meaning assigned thereto in Section 3(a)(ii) hereof.

“BMC” has the meaning assigned thereto in the Recitals hereof.

“Board” or “Boards” has the meaning assigned thereto in Section 3(a)(i) hereof.

“Bonus Amount” has the meaning assigned thereto in Section 5(a)(ii)(A) hereof.

“BreitBurn Entity” has the meaning assigned thereto in the Recitals hereof.

“BreitBurn Partners” has the meaning assigned thereto in the Recitals hereof.

“Cash Severance Payment” has the meaning assigned thereto in Section 5(a)(ii)(A) hereof.

“Cause” means the following:

(i)           the willful and continued failure of the Executive to perform substantially the Executive’s duties for the Employer or any BreitBurn Entity (as described in the Recitals hereof) (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Employer (after a vote to this effect by a majority of the Board) which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties and the Executive is given a reasonable opportunity of not more than twenty (20) business days to cure any such failure to substantially perform;

(ii)           the willful engaging by the Executive in illegal conduct or gross misconduct, in each case which is materially and demonstrably injurious to the Employer or any BreitBurn Entity; or

(iii)           (A) any act of fraud, or material embezzlement or material theft by the Executive, in each case, in connection with the Executive’s duties hereunder or in the course of the Executive’s employment hereunder or (B) the Executive’s admission in any court, or conviction, or plea of nolo contendere, of a felony involving moral turpitude, fraud, or material embezzlement, material theft or material misrepresentation, in each case, against or affecting the Employer or any BreitBurn Entity.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Employer or any BreitBurn Entity.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Employer, including, without limitation, the Board, or based upon the advice of counsel for the Employer shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Employer and the BreitBurn Entities.  Notwithstanding the foregoing, termination of the Executive’s employment shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution of the Board duly adopted by an affirmative vote of the Board at a meeting of the Board held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in clauses (i), (ii) or (iii) above, and specifying the particulars thereof in detail; provided, that if the Executive is a member of the Board, the Executive shall not vote on such resolution nor shall the Executive be counted.

“Change in Control” means, and shall be deemed to have occurred upon one or more of the following events:

(i)           any “person” or “group” within the meaning of those terms as used in Sections 13(d) and 14(d) of the Exchange Act, other than BreitBurn Partners, any subsidiary of BreitBurn Partners, BreitBurn Energy Company L.P. (“BECLP”) or an Affiliate of BECLP, shall become the beneficial owner, directly or indirectly, by way of merger, consolidation, recapitalization, reorganization or otherwise, of 50% or more of the combined voting power of the equity interests in BMC, BBGP or BreitBurn Partners;

(ii)           the limited partners of BreitBurn Partners approve, in one or a series of transactions, a plan of complete liquidation of BreitBurn Partners;

(iii)           the sale or other disposition by either BBGP or BreitBurn Partners of all or substantially all of its assets in one or more transactions to any Person other than BreitBurn Partners, any subsidiary of BreitBurn Partners, BECLP or an Affiliate of BECLP;

(iv)           a transaction resulting in a Person other than BreitBurn Partners, any subsidiary of BreitBurn Partners, BECLP or an Affiliate of BECLP being the general partner of BreitBurn Partners; or

(v)           any time at which individuals who, as of October 29, 2009, constitute the BBGP Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the BBGP Board; provided, however, that any individual becoming a director subsequent to October 29, 2009 whose election, or nomination for election by BreitBurn Partner’s unitholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board or whose membership was required by any employment agreement with the Employer will be considered as though such individuals were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as the result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any award or amount  which provides for the deferral of compensation and is subject to Code Section 409A, then, to the extent required to comply with Section 409A, the transaction or event described in clause (i), (ii), (iii), (iv) or (v) above with respect to such award or amount must also constitute a “change of control event” as defined in the Treasury Regulation §1.409A-3(i)(5).

“Code” means the Internal Revenue Code of 1986, as amended and any regulations or other official guidance promulgated thereunder.

“Commencement Date” has the meaning assigned thereto in Section 2 hereof.

“CPU Agreement” means that certain Convertible Phantom Unit Agreement by and among BBGP and the Executive, evidencing the grant of CPUs to the Executive as of December 26, 2007.

“CPUs” has the meaning assigned thereto in Section 3(a)(iv) hereof.

“Date of Termination” means (i) if the Executive’s employment is terminated by the Employer without Cause (other than upon a notice of non-renewal), or by the Executive with or without Good Reason, other than due to death or Disability, the date specified in accordance with applicable provisions of this Agreement in the Notice of Termination (which date shall not be more than thirty days after the giving of such notice), provided, that any notice period may be waived by the Employer without compensation in lieu thereof upon the Executive’s election to terminate employment with or without Good Reason; (ii) if the Executive’s employment is terminated by reason of the Executive’s death or Disability, the date of the Executive’s death or the thirtieth day following notification by the Employer of termination due to Disability in accordance with Section 4(a) hereof, as the case may be; (iii) if the Executive’s employment is terminated for Cause, the date of the receipt of the Notice of Termination by the Executive or any later date specified therein; provided that such Notice of Termination shall not be given until after the requisite Board vote provided for in the definition of “Cause”; (iv) if either party provides a notice of non-renewal of the Employment Period in accordance with Section 2 of the Agreement, the last day of the then-current Employment Period; or (v) any other date mutually agreed to by the parties hereto.

“Death/Disability Payments” has the meaning assigned thereto in Section 5(c)(ii) hereof.

“Disability” shall mean a “disability” within the meaning of Code Section 409A.

“Employer” has the meaning assigned thereto in the Recitals hereof.

“Employment Period” has the meaning assigned thereto in Section 2 hereof.

“Executive” has the meaning assigned thereto in the Recitals hereof.

“Excise Tax” has the meaning assigned thereto in Section 5(e)(iii)(A) hereof.

“Good Reason” means the occurrence of any of the following without the Executive’s written consent:

(i)	a material diminution in the Executive’s Base Salary;

(ii)	a material diminution in the Executive’s authority, duties, or responsibilities;

(iii)	a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report;

(iv)	a material diminution in the budget over which the Executive retains authority;

(v)	a material change in the geographic location at which the Executive must perform services under this Agreement; or

(vi)
any other action or inaction that constitutes a material breach by any Employer of this Agreement, including without limitation, a material breach of  Section 3(a)(iv) hereof or a breach of Section 9(c);

provided, that the Executive’s resignation shall only constitute a resignation for “Good Reason” hereunder if (a) the Executive provides the Employer with written notice setting forth the specific facts or circumstances constituting Good Reason within thirty days after the initial existence of such facts or circumstances, (b) the Employer has failed to cure such facts or circumstances within thirty days after receipt of such written notice, and (c) the date of the Executive’s Separation from Service occurs no later than seventy-five days after the later of (i) the initial occurrence of the event constituting Good Reason or (ii) the date the Executive learns or reasonably should have learned of such event and with all time periods measured from the last event that makes an event become material for purposes of this Good Reason definition.

“Incumbent Board” has the meaning assigned thereto in the definition of “Change in Control”.

“Independent Advisor” has the meaning assigned thereto in Section 5(e)(iii)(B) hereof.

“LTIP Award Agreements” has the meaning assigned thereto in Section 3(b)(iii) hereof.

“Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon; (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice).

“Performance Objectives” means the specified performance metrics set forth in the CPU Agreement, as amended.

“Person” has the meaning assigned thereto in the Plan.

“Plan” has the meaning assigned thereto in Section 3(b)(iii) hereof

“Prior Agreement” has the meaning assigned thereto in the Recitals hereof.

“Proprietary Information” has the meaning assigned thereto in Section 8(a) hereof.

“Pro-Rata Bonus” has the meaning assigned thereto in Section 5(a)(ii)(D) hereof.

“Release” has the meaning assigned thereto in Section 5(a)(ii) hereof.

“RPUs” means Restricted Phantom Units awarded to the Executive under the Plan.

“Separation from Service” means the Executive’s “separation from service” from the Employer (and its Code Section 409A affiliates) within the meaning of Code Section 409A(a)(2)(A)(i).

 “Severance” has the meaning assigned thereto in Section 5(a)(ii) hereof.

“Severance Multiple” has the meaning assigned thereto in Section 5(a)(ii)(A) hereof.

“Target Bonus” has the meaning assigned thereto in Section 3(b)(ii) hereof.

“Total Payments” has the meaning assigned thereto in Section 5(e)(iii)(A) hereof.

“Unit” shall have the meaning assigned thereto in the Plan.

EXHIBIT B

FORM OF RELEASE

For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of  BreitBurn Energy Partners L.P., BreitBurn Management Company, LLC, and BreitBurn GP, LLC (the “Company”), and each of the Company’s partners, associates, affiliates, subsidiaries, successors, heirs, assigns, agents, directors, officers, employees, representatives, and all persons acting by, through, or under them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (“Actions”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever arising from the beginning of time to the date hereof (hereinafter called “Claims”), provided, however, that Claims shall not include any such Actions against any person or entity other than the Company, its subsidiaries, affiliates, successors or assigns, in any case, that is not properly the subject of defense and/or indemnity by the Company (determined without regard to whether the Company actually defends or indemnifies such action or cause of action) (the “Excluded Claims”).

The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the undersigned’s employment by the Releasees, or any of them, or the termination thereof; any claim for wages, salary, commissions, bonuses, incentive payments, profit-sharing payments, expense reimbursements, leave, vacation, severance pay or other benefits; any claim for benefits under any stock option, restricted stock or other equity-based incentive plan of the Releasees, or any of them (or any related agreement to which any Releasee is a party); any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasee’s right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Equal Pay Act, the Family Medical Leave Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the National Labor Relations Act, the California Labor Code, the California Family Rights Act and the California Fair Employment and Housing Act, each as amended.  Notwithstanding the foregoing, this Release shall not operate to release any rights or claims (and such rights or claims shall not be included in the definition of “Claims”) of the undersigned (i) with respect to payments or benefits under Section 5 of that certain Employment Agreement, dated as of December [__], 2010, among BreitBurn Energy Partners L.P., BreitBurn Management Company, LLC, BreitBurn GP, LLC and the undersigned (the “Employment Agreement”), (ii) with respect to Sections 7, 10, 11 and 12(a) of the Employment Agreement, (iii) to accrued or vested benefits he may have, if any, under any applicable plan, policy, program, arrangement or agreement of any BreitBurn Entity (as defined in the Employment Agreement), including, without limitation, pursuant to any equity or long-term incentive plans, programs or agreements, (iv) to indemnification and/or advancement of expenses pursuant to the corporate governance documents of any BreitBurn Entity or applicable law, or the protections of any director’ and officers’ liability policies of any BreitBurn Entity, (v) with respect to claims which arise after the date the undersigned executes this Release, or (vi) with respect to any Excluded Claims.

THE UNDERSIGNED ACKNOWLEDGES THAT HE HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

THE UNDERSIGNED, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, THE UNDERSIGNED IS HEREBY ADVISED AS FOLLOWS:

(1)                      HE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE;

(2)                      HE HAS FORTY-FIVE (45) DAYS FROM HIS SEPARATION FROM SERVICE (AS DEFINED IN THE EMPLOYMENT AGREEMENT) TO CONSIDER THIS RELEASE BEFORE SIGNING IT; AND

(3)                      HE HAS SEVEN (7) DAYS AFTER SIGNING THIS RELEASE TO REVOKE IT, AND THIS RELEASE WILL BECOME EFFECTIVE UPON THE EXPIRATION OF THAT REVOCATION PERIOD.

The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which he may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer.  It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.

The undersigned agrees that if he hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned shall pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.  Nothing herein shall prevent the undersigned from raising or asserting any defense in any suit, claim, proceeding or investigation brought by any of the Releasees, and by raising or asserting any such defense, the undersigned shall not become obligated to pay attorneys’ fees under this paragraph.

The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.

The undersigned acknowledges that different or additional facts may be discovered in addition to what is now known or believed to be true by him with respect to the matters released in this Agreement, and the undersigned agrees that this Agreement shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any different or additional facts.

IN WITNESS WHEREOF, the undersigned has executed this Release this ____ day of ___________________, 20__.

Randall H. Breitenbach